Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@Navistar.com, 331-332-5833
Investor contact:	Jonathan Peisner, Jon.Peisner@Navistar.com, 331-332-5699
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS SECOND QUARTER 2016 RESULTS

•	Reports net income of $4 million, or $0.05 per diluted share, on revenues of $2.2 billion

•	Generates $187 million of adjusted EBITDA in the quarter

•	Parts Segment achieves record quarterly profits

•	Ends quarter with $817 million in consolidated cash, cash equivalents and marketable securities and $732 million in manufacturing cash, cash equivalents and marketable securities

LISLE, Ill. — June 7, 2016 — Navistar International Corporation (NYSE: NAV) today announced second quarter 2016 net income of $4 million, or $0.05 per diluted share, compared to a second quarter 2015 net loss of $64 million, or $0.78 per diluted share.

Revenues in the quarter were $2.2 billion, down 18 percent compared to $2.7 billion in the second quarter last year. The decline reflects lower volumes in the company’s Core U.S. and Canadian markets, due to softer industry conditions and the discontinuation of the company’s Blue Diamond Truck (BDT) joint venture in mid-2015, as well as lower engine volumes in Brazil, due to ongoing weak economic conditions in that country. This was partially offset by higher sales in the company’s Parts segment.

Second quarter 2016 EBITDA was $135 million, compared to second quarter 2015 EBITDA of $85 million. This year’s second quarter results included $52 million in adjustments, including $46 million to pre-existing warranty reserves. As a result, second quarter adjusted EBITDA was $187 million, up 83 percent, compared to adjusted EBITDA of $102 million in the comparable period last year. The improvement was driven by continued strong cost management, product cost improvement and record Parts segment profitability.

“For the first time since we launched our turnaround more than three years ago, Navistar reported a quarterly profit,” said Troy A. Clarke, Navistar president and chief executive officer. “Our performance this quarter begins to demonstrate the earnings potential of this company. The fact that we earned a profit despite lower Class 8 truck volumes that impacted the entire industry, underscores the tremendous progress we continue to make in managing our costs effectively and improving our operations.”

The company achieved $56 million in structural cost reductions during the second quarter. Year to date, structural cost reductions are at $113 million. When combined with material spend reductions and manufacturing savings, the company is on track to well exceed its total cost reduction goal of $200 million for 2016.

Navistar ended second quarter 2016 with $817 million in consolidated cash, cash equivalents and marketable securities. Manufacturing cash, cash equivalents and marketable securities were $732 million at the end of the quarter.

The company kicked off the second quarter with the launch of its new HX™ Series of premium vocational trucks. Orders for the HX Series, which is now in production, are already more than 70 percent of what the company expected for the fiscal year. Later in the quarter, the company announced it is adding the Cummins ISL 9-liter engine as an option for its DuraStar and WorkStar models, further expanding its leadership in offering the most comprehensive powertrain options in the industry.

The company also made advances on its connected vehicle leadership during the quarter. OnCommand™ Connection, Navistar’s open-architecture remote diagnostics service, surpassed the 200,000 subscriber mark. OnCommand Connection helps customers achieve significantly improved on-road uptime for their trucks and buses, regardless of make.

Navistar also launched the industry’s first Over-the-Air Programming service, which enables drivers or fleet managers to utilize a mobile interface to initiate engine programming over a safe, secure Wi-Fi connection. This speeds customer access to updated engine calibrations that will deliver superior fuel efficiency and other benefits. Since the end of the quarter, Navistar also announced that it was the first truck OEM to offer Over-the-Air Programming with Cummins engines, including Cummins engines in vehicles not built by International.

For the second half of 2016, Navistar lowered its industry guidance range by 20,000 units, due to softening Class 8 market conditions. Given this, along with slower than anticipated market share growth domestically, weaker export markets, and the impact of a stronger dollar, the company reduced its full-year revenue and adjusted EBITDA guidance.

“While we were net income positive in the second quarter, it will now be difficult for us to be profitable for the entire year given the tougher than anticipated market conditions, primarily due to the lower outlook for Class 8 industry volumes,” Clarke said. “We are confident we will generate and implement additional performance improvements to partially offset current industry conditions.”

GUIDANCE

Industry

•	Reduced its forecast of fiscal year 2016 retail deliveries of Class 6-8 trucks and buses in the United States and Canada to 330,000 - 360,000 units.

•	Reduced its Class 8 market projection to 220,000 - 250,000 units.

•	Maintained its projection that the medium, school bus and severe service segments will grow in 2016 versus 2015.

Navistar

•	Revised 2016 revenue guidance downward to $8.2 billion - $8.6 billion.

•	Reduced 2016 adjusted EBITDA guidance to $550 million - $600 million.

•	Updated total cost reduction guidance to well exceed $200 million.

•	Reduced its end-of-year manufacturing cash guidance to be approximately $800 million.

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Second Quarter		First Half
(in millions, except per share data)	2016	2015	2016	2015
Sales and revenues, net	$2,197	$2,693	$3,962	$5,114
Segment Results:
Truck	$(23)	$(51)	$(74)	$(69)
Parts	176	133	326	278
Global Operations	(1)	1	(14)	(14)
Financial Services	25	22	51	46
Income (loss) from continuing operations, net of tax(A)	$4	$(64)	$(29)	$(106)
Net income (loss)(A)	4	(64)	(29)	(106)
Diluted income (loss) per share from continuing operations(A)	$0.05	$(0.78)	$(0.35)	$(1.30)
Diluted income (loss) per share(A)	$0.05	$(0.78)	$(0.35)	$(1.30)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – Truck segment net sales declined 25 percent to $1.5 billion in second quarter 2016 compared to second quarter 2015, due to lower Core truck volumes as a result of softer industry conditions and the impact of a shift in product mix in our Core markets. Truck chargeouts in the company’s Core market were down 15 percent year-over-year. Also, second quarter 2015 revenues included $122 million in Ford sales through the BDT joint venture, which ended May 1, 2015.

The Truck segment loss narrowed to $23 million in second quarter 2016 versus a second quarter 2015 loss of $51 million, driven by lower structural cost, improved mix, lower accelerated depreciation charges and other income, which were partially offset by higher year-over-year adjustments to pre-existing warranties and an increase in used truck reserves.

Parts Segment – Parts segment second quarter 2016 net sales were $647 million, up $34 million, or six percent, compared to second quarter 2015, driven by enhanced retail programs in the U.S. market, which was partially offset by unfavorable currency exchange rates and market pressures, primarily in Canada and Mexico.

The Parts segment recorded record quarterly profit of $176 million in second quarter 2016, up 32 percent versus the same period one year ago, primarily due to margin improvements and cost reduction initiatives.

Global Operations Segment – Global Operations segment second quarter 2016 net sales decreased 41 percent to $77 million compared to second quarter 2015. This was primarily driven by a decrease in South America engine operations, reflecting lower volumes and unfavorable movements in foreign currency exchange rates, as the average conversion rate of the Brazilian Real to the U.S. dollar weakened by 20 percent for the second quarter of 2016 compared to the same period last year. The continued economic downturn in the Brazil economy contributed to 46 percent lower engine volumes in the second quarter of 2016 compared to the comparable prior year period.

The Global Operations segment recorded a $1 million loss in second quarter 2016 compared to $1 million in profit in the same period one year ago. The slight year-over-year change was due to lower manufacturing and structural costs as a result of prior year restructuring and cost-reduction efforts, which was more than offset by a $10 million net gain in second quarter 2015 related to a customer dispute settlement.

Financial Services Segment – Financial Services segment second quarter 2016 net revenues decreased by $2 million, or three percent versus the same period one year ago, primarily driven by a decrease in the average retail notes receivable balances, partially offset by higher revenues from operating leases.

The Financial Services segment profit increased by $3 million, or 14 percent year-over-year in second quarter 2016, primarily due to an increase in gains on lease terminations, a decrease in the provision for loan losses, and cost reduction initiatives, partially offset by a decrease in revenue.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International brand commercial and military trucks, proprietary diesel engines, and IC Bus brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2015. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(in millions, except per share data)	2016	2015	2016	2015
Sales and revenues
Sales of manufactured products, net	$2,164	$2,658	$3,894	$5,043
Finance revenues	33	35	68	71

Sales and revenues, net	2,197	2,693	3,962	5,114

Costs and expenses
Costs of products sold	1,845	2,360	3,311	4,405
Restructuring charges	3	6	6	9
Asset impairment charges	3	1	5	8
Selling, general and administrative expenses	202	243	407	484
Engineering and product development costs	61	76	119	155
Interest expense	81	75	162	152
Other income, net	(25)	(28)	(47)	(31)

Total costs and expenses	2,170	2,733	3,963	5,182
Equity in income of non-consolidated affiliates	2	1	1	3

Income (loss) from continuing operations before income taxes	29	(39)	—	(65)
Income tax expense	(16)	(18)	(11)	(25)

Income (loss) from continuing operations	13	(57)	(11)	(90)
Income (loss) from discontinued operations, net of tax	—	—	—	—

Net income (loss)	13	(57)	(11)	(90)
Less: Net income attributable to non-controlling interests	9	7	18	16

Net income (loss) attributable to Navistar International Corporation	$4	$(64)	$(29)	$(106)

Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$4	$(64)	$(29)	$(106)
Income (loss) from discontinued operations, net of tax	—	—	—	—

Net income (loss)	$4	$(64)	$(29)	$(106)

Income (loss) per share:
Basic:
Continuing operations	$0.05	$(0.78)	$(0.35)	$(1.30)
Discontinued operations	—	—	—	—

	$0.05	$(0.78)	$(0.35)	$(1.30)

Diluted:
Continuing operations	$0.05	$(0.78)	$(0.35)	$(1.30)
Discontinued operations	—	—	—	—

	$0.05	$(0.78)	$(0.35)	$(1.30)

Weighted average shares outstanding:
Basic	81.7	81.6	81.7	81.5
Diluted	82.0	81.6	81.7	81.5

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	April 30, 2016	October 31, 2015
(in millions, except per share data)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$589	$912
Marketable securities	228	159
Trade and other receivables, net	369	429
Finance receivables, net	1,552	1,779
Inventories, net	1,220	1,135
Deferred taxes, net	—	36
Other current assets	172	172

Total current assets	4,130	4,622
Restricted cash	139	121
Trade and other receivables, net	14	13
Finance receivables, net	209	216
Investments in non-consolidated affiliates	66	66
Property and equipment (net of accumulated depreciation and amortization of $2,586 and $2,546, respectively)	1,281	1,345
Goodwill	38	38
Intangible assets (net of accumulated amortization of $128 and $120, respectively)	53	57
Deferred taxes, net	164	128
Other noncurrent assets	94	86

Total assets	$6,188	$6,692

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,251	$1,110
Accounts payable	1,146	1,301
Other current liabilities	1,223	1,377

Total current liabilities	3,620	3,788
Long-term debt	3,974	4,188
Postretirement benefits liabilities	2,945	2,995
Deferred taxes, net	—	14
Other noncurrent liabilities	770	867

Total liabilities	11,309	11,852
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock (86.8 shares issued, and $0.10 par value per share and 220 shares authorized, all at both dates)	9	9
Additional paid-in capital	2,498	2,499
Accumulated deficit	(4,895)	(4,866)
Accumulated other comprehensive loss	(2,536)	(2,601)
Common stock held in treasury, at cost (5.2 and 5.3 shares, respectively)	(206)	(210)

Total stockholders’ deficit attributable to Navistar International Corporation	(5,128)	(5,167)
Stockholders’ equity attributable to non-controlling interests	7	7

Total stockholders’ deficit	(5,121)	(5,160)

Total liabilities and stockholders’ deficit	$6,188	$6,692

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended April 30,
(in millions)	2016	2015
Cash flows from operating activities
Net loss	$(11)	$(90)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	74	118
Depreciation of equipment leased to others	37	35
Deferred taxes, including change in valuation allowance	(3)	(7)
Asset impairment charges	5	8
Loss on sales of investments and businesses, net	2	—
Amortization of debt issuance costs and discount	17	19
Stock-based compensation	7	8
Provision for doubtful accounts, net of recoveries	8	(3)
Equity in income of non-consolidated affiliates, net of dividends	—	5
Other non-cash operating activities	(8)	(20)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(232)	(310)

Net cash used in operating activities	(104)	(237)

Cash flows from investing activities
Purchases of marketable securities	(283)	(162)
Sales of marketable securities	177	431
Maturities of marketable securities	37	63
Net change in restricted cash and cash equivalents	(19)	53
Capital expenditures	(53)	(45)
Purchases of equipment leased to others	(78)	(20)
Proceeds from sales of property and equipment	17	5
Proceeds from sales of affiliates	36	7

Net cash provided by (used in) investing activities	(166)	332

Cash flows from financing activities
Proceeds from issuance of securitized debt	75	250
Principal payments on securitized debt	(19)	(199)
Net change in secured revolving credit facilities	38	30
Proceeds from issuance of non-securitized debt	110	84
Principal payments on non-securitized debt	(162)	(146)
Net increase (decrease) in notes and debt outstanding under revolving credit facilities	(105)	5
Principal payments under financing arrangements and capital lease obligations	(1)	(1)
Debt issuance costs	(1)	(7)
Proceeds from financed lease obligations	12	20
Proceeds from exercise of stock options	—	1
Dividends paid by subsidiaries to non-controlling interest	(19)	(20)
Other financing activities	1	—

Net cash provided by (used in) financing activities	(71)	17

Effect of exchange rate changes on cash and cash equivalents	18	(26)

Increase (decrease) in cash and cash equivalents	(323)	86
Cash and cash equivalents at beginning of the period	912	497

Cash and cash equivalents at end of the period	$589	$583

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended April 30, 2016
External sales and revenues, net	$1,459	$640	$64	$33	$1	$2,197
Intersegment sales and revenues	21	7	13	25	(66)	—

Total sales and revenues, net	$1,480	$647	$77	$58	$(65)	$2,197

Income (loss) from continuing operations attributable to NIC, net of tax	$(23)	$176	$(1)	$25	$(173)	$4
Income tax expense	—	—	—	—	(16)	(16)

Segment profit (loss)	$(23)	$176	$(1)	$25	$(157)	$20

Depreciation and amortization	$29	$4	$4	$12	$4	$53
Interest expense	—	—	—	19	62	81
Equity in income of non-consolidated affiliates	1	1	—	—	—	2
Capital expenditures(C)	19	1	1	—	3	24

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended April 30, 2015
External sales and revenues, net	$1,933	$607	$115	$35	$3	$2,693
Intersegment sales and revenues(B)	33	6	15	25	(79)	—

Total sales and revenues, net	$1,966	$613	$130	$60	$(76)	$2,693

Income (loss) from continuing operations attributable to NIC, net of tax	$(51)	$133	$1	$22	$(169)	$(64)
Income tax expense	—	—	—	—	(18)	(18)

Segment profit (loss)	$(51)	$133	$1	$22	$(151)	$(46)

Depreciation and amortization	$47	$4	$5	$12	$6	$74
Interest expense	—	—	—	18	57	75
Equity in income (loss) of non-consolidated affiliates	1	1	(1)	—	—	1
Capital expenditures(C)	24	—	1	2	1	28

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Six Months Ended April 30, 2016
External sales and revenues, net	$2,540	$1,202	$148	$68	$4	$3,962
Intersegment sales and revenues	72	15	21	49	(157)	—

Total sales and revenues, net	$2,612	$1,217	$169	$117	$(153)	$3,962

Income (loss) from continuing operations attributable to NIC, net of tax	$(74)	$326	$(14)	$51	$(318)	$(29)
Income tax expense	—	—	—	—	(11)	(11)

Segment profit (loss)	$(74)	$326	$(14)	$51	$(307)	$(18)

Depreciation and amortization	$63	$7	$9	$24	$8	$111
Interest expense	—	—	—	38	124	162
Equity in income (loss) of non-consolidated affiliates	2	2	(3)	—	—	1
Capital expenditures(C)	44	2	2	—	5	53

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Six Months Ended April 30, 2015
External sales and revenues, net	$3,564	$1,221	$253	$71	$5	$5,114
Intersegment sales and revenues(B)	72	18	29	49	(168)	—

Total sales and revenues, net	$3,636	$1,239	$282	$120	$(163)	$5,114

Income (loss) from continuing operations attributable to NIC, net of tax	$(69)	$278	$(14)	$46	$(347)	$(106)
Income tax expense	—	—	—	—	(25)	(25)

Segment profit (loss)	$(69)	$278	$(14)	$46	$(322)	$(81)

Depreciation and amortization	$99	$7	$12	$24	$11	$153
Interest expense	—	—	—	38	114	152
Equity in income (loss) of non-consolidated affiliates	3	2	(2)	—	—	3
Capital expenditures(C)	38	—	3	2	2	45

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
April 30, 2016	$1,887	$645	$370	$2,284	$1,002	$6,188
October 31, 2015	1,876	641	409	2,455	1,311	6,692

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $42 million and $84 million for the three and six months ended April 30, 2016, respectively, and $44 million and $89 million for the three and six months ended April 30, 2015, respectively.
(B)	During the second quarter of 2015, we identified a $35 million adjustment related to the first quarter of 2015 Intersegment sales and revenues. As a result, the Truck segment and Corporate and Eliminations should have reported Intersegment sales and revenues of $39 million and $(89) million, respectively, and reported Total sales and revenues, net, of $1,670 million and $(87) million, respectively, for the three months ended January 31, 2015. The adjustment did not impact the consolidated results for the first or second quarter of 2015.
(C)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

EBITDA reconciliation:

	Three Months Ended April 30,
(in millions)	2016	2015
Income (loss) from continuing operations attributable to NIC, net of tax	$4	$(64)
Plus:
Depreciation and amortization expense	53	74
Manufacturing interest expense(A)	62	57
Less:
Income tax expense	(16)	(18)

EBITDA	$135	$85

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended April 30,
(in millions)	2016	2015
Interest expense	$81	$75
Less: Financial services interest expense	19	18

Manufacturing interest expense	$62	$57

Adjusted EBITDA Reconciliation:

	Three Months Ended April 30,
(in millions)	2016	2015
EBITDA (reconciled above)	$135	$85

Less significant items of:
Adjustments to pre-existing warranties(A)	46	18
North America asset impairment charges(B)	3	1
Cost reduction and other strategic initiatives(C)	3	2
Gain on settlement(D)	—	(10)
Brazil truck business actions(E)	—	6

Total adjustments	52	17

Adjusted EBITDA	$187	$102

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the second quarter of 2016, the Truck segment recorded $3 million, of asset impairment charges relating to certain long lived assets.
(C)	Cost reduction and other strategic initiatives relates to costs associated with the divestiture of non-core facilities and efforts to optimize our cost structure.
(D)	In the second quarter of 2015, the Global Operations segment recognized a $10 million net gain related to the settlement of a customer dispute. The $10 million net gain for the settlement included restructuring charges of $4 million.
(E)	In the second quarter of 2015 our Global Operations segment recorded $6 million in inventory charges to right size the Brazil Truck business.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of April 30, 2016
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$527	$62	$589
Marketable securities	205	23	228

Total Cash and cash equivalents and Marketable securities	$732	$85	$817